EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-115727 on Form S-3 and Nos. 333-115728, 333-136941, 333-148202 on Form S-8 of our reports dated December 8, 2008, relating to the consolidated financial statements of The Steak n Shake Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Steak n Shake Company for the year ended September 24, 2008.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
December 8, 2008